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                                                                    EXHIBIT 99.1


                            FREDERICA BANK & TRUST
                         DIRECTORS' STOCK OPTION PLAN
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     THIS STOCK OPTION PLAN adopted this April 19, 1996 by FREDERICA BANK &
TRUST, a Georgia bank (the "Bank").

                             W I T N E S S E T H:

1.  Purpose.  This stock option plan (the "Plan") is for the purpose of
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compensating the Directors of the Bank for their efforts and achievements on behalf of the Bank in a manner whereby their compensation is directly related to the Bank's performance as reflected in increased shareholder value. The Board of Directors of the Bank believes the Plan will promote and increase personal interest in the welfare of the Bank by, and provide incentive to, those who are primarily responsible for shaping and carrying out the long-range plans of the Bank and aiding its continued growth and financial success.

2.  Administration.  The Plan shall be administered by the Board of Directors.
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Subject to the express provisions of the Plan, the Board shall have complete authority, in its discretion, to determine to whom, the times when, and the prices at which options will be granted.

     In addition to any other rights of indemnification that they may have, the directors of the Bank shall be indemnified by the Bank against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided the settlement is approved by independent legal counsel selected by the Bank) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in the action, suit or proceeding that the Board member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any action, suit or proceeding, a Board member shall in writing offer the Bank the opportunity, at its own expense, to handle and defend the same.

3.  Eligibility.  All incumbent and future members of the Bank's Board of
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Directors shall be eligible to participate in the Plan.  Advisory Directors shall not be eligible.

4.  Stock Subject to Option.  An aggregate of 20,000 shares of common stock of
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the Bank ("Shares") will be authorized and reserved for issuance upon the exercise of options granted under the Plan. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, options may be granted to other directors with respect to such unpurchased Shares.

     The total number of Shares as to which options may be granted under the Plan and option rights (both as to the number of Shares and the option price) shall be appropriately adjusted for any
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increase or decrease in the number of outstanding Shares resulting from payment of a stock dividend on the Shares, a subdivision or combination of Shares, a reclassification of the Shares (in accordance with the provisions contained in the next following paragraph), a merger or consolidation, or other like changes in the Shares.

     After any merger of one or more corporations into the Bank, any merger of the Bank into another corporation, any consolidation of the Bank and one or more corporations, or any other corporate reorganization of any form involving the Bank as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding Shares, each optionee shall, at no additional cost, be entitled, upon any exercise of his Option, to receive (subject to any required action by shareholders), in lieu of the number of Shares as to which the Option shall then be so exercised, the number and class of shares of stock or other securities or any other property to which the optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation, or other reorganization, if, at the time of the merger, consolidation, or other reorganization, the optionee had been a holder of record of the number of Shares equal to the number of shares as to which the Option shall then be so exercised. Comparable rights shall accrue to each optionee in the event of successive mergers, consolidations, or reorganizations of the character described above.

     The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Board of Directors in its sole discretion. Any adjustment may provide for the elimination of any fractional Share which might otherwise become subject to an option.

     In the event of (i) the adoption of a plan of merger or consolidation of the Bank with any other corporation as a result of which the holders of the Shares as a group would receive less than 50 percent of the voting capital stock of the surviving or resulting corporation, (ii) the adoption of a plan of liquidation or the approval of the dissolution of the Bank, (iii) the approval by the Board of Directors of an agreement providing for the sale or transfer (other than as security for obligations of the Bank) of substantially all of the assets of the Bank, or (iv) the acquisition of more than 20 percent of the outstanding Shares by any person within the meaning of Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934, in the absence of a prior expression of approval of the Board of Directors, any option granted hereunder shall become immediately exercisable in full, subject to any appropriate adjustments in the number of Shares subject to option and the option price, and shall remain exercisable for the remaining term of the option, regardless of any provisions contained in the stock option agreement with respect thereto limiting the exercisability of the Option for any length of time, subject to all of the terms hereof and of the stock option agreement with respect thereto not inconsistent with this paragraph. Notwithstanding the foregoing, if a successor corporation as contemplated in clause (i) or (iii) of the preceding sentence agrees to assume the outstanding options or to substitute substantially equivalent options, then the outstanding options issued hereunder shall not be immediately exercisable, but shall remain exercisable in accordance with the terms set out in the stock option agreement.

     The grant of an option pursuant to this Plan shall not affect in any way the right or power of the Bank to make adjustments, reclassifications, reorganizations or changes of its capital or business

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structure, or to merge or consolidate, or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

5.  Terms and Conditions of All Options.  Each option granted pursuant to the
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Plan shall be authorized by the Board of Directors and shall be evidenced by a stock option agreement in the form and containing the terms and conditions as the Board from time to time may determine, provided that each stock option agreement shall:

        (a)  state the number of Shares to which it pertains;

        (b)  state the option price;

        (c)  state the terms and conditions for payment;

        (d) state the term of the option and the period or periods during the term in which the option or portions thereof may be exercised;

        (e) provide that if the optionee ceases to be a member of the Board of Directors of the Bank the option will terminate three months after the optionee leaves the Board;

        (f) provide that the option is not transferable by the optionee other than, to the extent specifically permitted under the terms of the agreement, by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee; and

        (g) provide that if the optionee dies while he is a Director of the Bank the option may be exercised by his estate or by a legatee within one year after his death.

6.  Withholding Taxes.  Prior to the issuance of Shares upon exercise of an
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option, the optionee shall pay or make adequate provision for any federal or state withholding obligation of the Bank, if applicable.

7.  Term of Plan.  The effective date of the adoption of the Plan shall be the
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earlier of the date on which the Plan is approved by the shareholders of the
Bank or by the Board of Directors, and the Plan shall terminate ten years thereafter. Accordingly, options may be granted pursuant to the Plan at any time on or after the effective date and prior to the expiration of ten years from such date.

8.  Exercise of Option.  Shares may be purchased pursuant to any option granted
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under the Plan only upon receipt by the Bank of a notice in writing from the optionee of his intention to purchase, specifying the number of Shares (not less than 100) as to which he desires to exercise his option and containing the representation that it is the optionee's present intention to acquire the Shares being purchased for investment and not for resale. Upon the dates specified in the stock

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option agreement for the completion of the purchase of the Shares, the optionee shall pay the Bank the purchase price of the Shares purchased.

9.  Amendment and Termination.  The Board of Directors at any time may terminate
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the Plan and, at any time, may amend the Plan, without shareholder approval, as deemed in the best interests of the Bank; provided, that shareholder approval shall be required for any amendment which shall (i) increase the number of Shares which may be issued pursuant to the Plan, (ii) modify the requirements as to eligibility for participation, (iii) increase the benefits accruing to eligible directors, or (iv) reduce the amount of any benefit or adversely change the terms and conditions thereof.

10.  Choice of Law.  This Plan shall be governed by the laws of the state of
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Georgia.

11.  Approval of Shareholders.  The Plan shall be submitted to the shareholders
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of the Bank for approval as soon as practicable after adoption of the Plan by the Board of Directors of the Bank, and the Plan is conditioned on such approval.

     IN WITNESS WHEREOF, the Bank has caused this Plan to be executed as of the date set forth above.

                              FREDERICA BANK & TRUST


                              By:
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                                 Name:
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                                 Title:
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ATTEST:


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Title

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